EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-     ) and related Prospectus of IDT Corporation for the registration of 3,675,391 shares of its Class B common stock and to the incorporation by reference therein of our report dated October 10, 2003, with respect to the consolidated financial statements and schedule of IDT Corporation included in its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
May 10, 2004